Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-294208, 333-290936 and 333-288645 on Form S-8 and Registration Statement No. 333-292648, 333-291975, 333-290940, 333-289869, 333-280814, 333-283936 and 333-270684 on Form S-3 of our report dated March 31, 2026, with respect to the consolidated financial statements of Canton Strategic Holdings, Inc. as of December 31, 2025 and for the year then ended, included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Rosenberg Rich Baker Berman P.A.

Somerset, NJ

March 31, 2026